Exhibit 5.1

1221 PEACHTREE STREET N.E. • ATLANTA, GEORGIA 30361

TELEPHONE: +1.404.521.3939 • FACSIMILE: +1.404.581.8330

May 25, 2023

Flowers Foods, Inc.

1919 Flowers Circle

Thomasville, Georgia 31757

Re:	Registration Statement on Form S-8 Filed by Flowers Foods, Inc.

Ladies and Gentlemen:

We are acting as counsel for Flowers Foods, Inc., a Georgia corporation (the “Company”), in connection with the registration of 9,340,000 shares (the “Shares”) of common stock, par value $0.01 per share, of the Company that may be issued or delivered and sold pursuant to the Company’s 2014 Omnibus Equity and Incentive Compensation Plan (as amended and restated, effective May 25, 2023) (the “Plan”).

In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of this opinion. Based upon the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares that may be issued or delivered and sold pursuant to the Plan and the applicable award agreements thereunder, when issued or delivered and sold in accordance with the Plan and award agreements, will be validly issued, fully paid and nonassessable, provided that the consideration for the Shares is at least equal to the stated par value thereof.

The opinion expressed herein is limited to the laws of the State of Georgia, as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction. In addition, we have assumed that the resolutions authorizing the Company to issue or deliver and sell the Shares pursuant to the Plan and the applicable award agreements will be in full force and effect at all times at which such Shares are issued or delivered and sold by the Company, and the Company will take no action inconsistent with such resolutions. In rendering the opinion above, we have further assumed that each award under the Plan will be approved by the Board of Directors of the Company or an authorized committee of the Board of Directors.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-8 filed by the Company to effect registration of the sale of the Shares under the Securities Act of 1933, as amended (the “Act”). In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day